                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 1 )(1)

                                   Axonyx Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    05461R101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /     Rule 13d-1(b)

         /x/     Rule 13d-1(c)

         / /     Rule 13d-1(d)

--------
        (1) The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The  information  required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 2 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     William S. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   3,151,150 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               3,151,150 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     3,151,150 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 3 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Fagan Capital, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,218,865 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               1,218,865 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,218,865 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 4 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Laura A. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   2,098,583 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               2,098,583 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     2,098,583 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     3.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 5 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     James Dvorak
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   114,432 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               114,432 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     114,432 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 6 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Lucrum Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   75,800 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               75,800 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     75,800 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 7 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Lucrum Capital Management, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   75,800 shares
  OWNED BY
   EACH
  REPORTING    -----------------------------------------------------------------
PERSON WITH        6      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                               75,800 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     75,800 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 8 of 15 Pages
----------------------                                    ----------------------

Item 1(a).      Name of Issuer:

                Axonyx Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                500 Seventh Avenue, 10th Floor
                New York, New York 10018

Item 2(a).      Name of Person Filing:

                This Schedule 13G is jointly filed by William S. Fagan,  Fagan
                Capital, Inc. ("Fagan Capital"), Laura A. Fagan, James Dvorak,
                Lucrum  Partners,  LP ("Lucrum  Partners")  and Lucrum Capital
                Management,  LLC  ("Lucrum  Management")  (collectively,   the
                "Reporting  Persons").  Because  of  each  Reporting  Person's relationship with Fagan Capital or any of its affiliates,  the
                Reporting  Persons  may be deemed a "group"  for  purposes  of
                Section  13(d) of the  Securities  Exchange  Act of  1934,  as
                amended.  Each of the Reporting  Persons,  however,  disclaims beneficial ownership of the shares held by the other Reporting
                Persons,  except to the  extent of his,  her or its  pecuniary interest therein.

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                The principal  address of each of the  Reporting  Persons is c/o
                Fagan Capital,  Inc., 5201 N. O'Connor Blvd., Suite 440, Irving,
                Texas 75039.

Item 2(c).      Citizenship:

                Fagan  Capital  is  organized  under  the laws of the State of
                Texas.  Lucrum  Partners and Lucrum  Management  are organized under the laws of the State of  Delaware.  William  S.  Fagan,
                Laura A.  Fagan and James  Dvorak are  citizens  of the United
                States of America.

Item 2(d).      Title of Class of Securities:

                Common Stock, par value $0.001 per share

Item 2(e).      CUSIP Number:

                05461R101

Item 3.         If  This  Statement  is  Filed  Pursuant  to Rule  13d-1(b),  or
                13d-2(b) or (c), Check Whether the Person Filing is a:

                /X/      Not Applicable

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 9 of 15 Pages
----------------------                                    ----------------------

        (a)     / /     Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

        (b)     / /     Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)     / /     Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.

        (d)     / /     Investment  company  registered  under  Section 8 of the
                        Investment Company Act.

        (e)     / /     An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

        (f)     / /     An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

        (g)     / /     A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

        (h)     / /     A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

        (i)     / /     A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act.

        (j)     / /     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.         Ownership

1.      William S. Fagan

        (a)     Amount beneficially owned:

                  3,151,150 shares*

        (b)     Percent of class:

                  5.9% (based on 53,680,721  shares  outstanding  as reported in
                       Issuer's  Form 10-Q  filed  with the SEC on  November  9,
                       2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        3,151,150 shares*

                (ii)    Shared power to vote or to direct the vote

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 10 of 15 Pages
----------------------                                    ----------------------

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        3,151,150 shares*

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

2.      Fagan Capital

        (a)     Amount beneficially owned:

                1,218,865 shares*

        (b)     Percent of class:

                2.3%  (based on  53,680,721  shares  outstanding  as reported in
                      Issuer's Form 10-Q filed with the SEC on November 9, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        1,218,865 shares*

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        1,218,865 shares*

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

* Mr. Fagan is the beneficial  owner of 3,151,150  shares of Common Stock of the
Issuer  consisting  of 1,218,865  shares of Common Stock  beneficially  owned by
Fagan  Capital and 1,932,285  shares of Common Stock owned by Mr.  Fagan.  Fagan
Capital  is a party to a  management  agreement  with the  record  holder of the
1,218,865   shares  reported  as  beneficially   owned  by  Fagan  Capital  (the
"Management  Agreement").  The Management  Agreement provides that Fagan Capital has the right to make investment and voting decisions with respect to the shares

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 11 of 15 Pages
----------------------                                    ----------------------

purchased by Fagan Capital on the record holder's behalf. Accordingly, Mr. Fagan and Fagan  Capital  have sole voting and  dispositive  power with respect to the
1,218,865 shares of Common Stock of the Issuer reported as beneficially owned by
Fagan  Capital.  Mr.  Fagan  has the sole  power to vote and to  dispose  of the
1,932,285  shares of Common  Stock he owns.  Mr.  Fagan's  beneficial  ownership reported  herein does not include shares of Common Stock held by Laura A. Fagan, spouse of Mr. Fagan.

3.      Laura A. Fagan

        (a)     Amount beneficially owned:

                2,098,583 shares**

        (b)     Percent of class:

                3.9% (based on  53,680,721  shares  outstanding  as  reported in
                     Issuer's Form 10-Q filed with the SEC on November 9, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        2,098,583 shares**

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        2,098,583 shares**

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

** Does not  include  shares of Common  Stock of the  Issuer  held by William S.
Fagan, spouse of Mrs. Fagan.

4.      James Dvorak

        (a)     Amount beneficially owned:

                114,432 shares***

        (b)     Percent of class:

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 12 of 15 Pages
----------------------                                    ----------------------

                0.2% (based on  53,680,721  shares  outstanding  as  reported in
                     Issuer's Form 10-Q filed with the SEC on November 9, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        114,432 shares***

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        114,432 shares***

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

5.      Lucrum Partners

        (a)     Amount beneficially owned:

                75,800 shares***

        (b)     Percent of class:

                0.1% (based on  53,680,721  shares  outstanding  as  reported in
                     Issuer's Form 10-Q filed with the SEC on November 9, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        75,800 shares***

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 13 of 15 Pages
----------------------                                    ----------------------

                        75,800 shares***

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

6.      Lucrum Management

        (a)     Amount beneficially owned:

                75,800 shares***

        (b)     Percent of class:

                0.1% (based on  53,680,721  shares  outstanding  as  reported in
                     Issuer's Form 10-Q filed with the SEC on November 9, 2005)

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        75,800 shares***

                (ii)    Shared power to vote or to direct the vote

                        0 shares

                (iii)   Sole power to dispose or to direct the disposition of

                        75,800 shares***

                (iv)    Shared power to dispose or to direct the disposition of

                        0 shares

*** Mr. Dvorak is the beneficial  owner of 114,432 shares of Common Stock of the
Issuer  consisting of 75,800 shares of Common Stock owned by Lucrum Partners and
38,632  shares of Common  Stock  owned  directly by Mr.  Dvorak.  As the General
Partner of Lucrum Partners,  Lucrum Management may be deemed to beneficially own the 75,800  shares owned by Lucrum  Partners.  As the Managing  Member of Lucrum
Management,  which in turn is the General Partner of Lucrum Partners, Mr. Dvorak may be deemed to  beneficially  own the 75,800 shares owned by Lucrum  Partners.
Mr.  Dvorak has the sole  power to vote and to  dispose of the 75,800  shares of
Common  Stock  owned by Lucrum  Partners by virtue of his  position  with Lucrum
Management.

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 14 of 15 Pages
----------------------                                    ----------------------

Item 5.         Ownership of Five Percent or Less of a Class.

                If this  statement  is being filed to report the fact that as of the date  hereof  the  reporting  person  has  ceased  to be the beneficial  owner of more  than  five  percent  of the  class of securities, check the following [ ].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Pursuant to the Management  Agreement,  the record holder of the
                1,218,865  shares of Common  Stock  beneficially  owned by Fagan
                Capital and Mr.  Fagan has the right to receive and the power to direct the receipt of dividends  from,  or the proceeds from the sale of, such shares.

Item 7.         Identification   and  Classification  of  the  Subsidiary  Which
                Acquired the Security  Being  Reported on by the Parent  Holding
                Company or Control Person.

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.

                See Exhibit A to initial Schedule 13G.

Item 9.         Notice of Dissolution of Group.

                Not Applicable

Item 10.        Certifications.

                By signing below I certify that, to the best of my knowledge and belief,  the securities  referred to above were not acquired and are not held for the  purpose of or with the effect of  changing or  influencing  the control of the issuer of the securities and were not  acquired and are not held in  connection  with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 05461R101                   13G                    Page 15 of 15 Pages
----------------------                                    ----------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated:    February 14, 2006          Fagan Capital, Inc.

                                     By: /s/ William S. Fagan
                                         -------------------------------
                                         Name: William S. Fagan
                                         Title: President

                                     /s/ William S. Fagan
                                     -----------------------------------
                                     William S. Fagan

                                     /s/ Laura A. Fagan
                                     -----------------------------------
                                     Laura A. Fagan

                                     /s/ James Dvorak
                                     -----------------------------------
                                     James Dvorak

                                     Lucrum Partners, LP

                                     By: Lucrum Capital Management, LLC,
                                         its General Partner

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member

                                     Lucrum Capital Management, LLC

                                     By: /s/ James Dvorak
                                         ------------------------------
                                         Name: James Dvorak
                                         Title: Managing Member